SCHEDULE 14A INFORMATION

     Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934

Filed by the Registrant    ( )

Filed by a Party other than the Registrant    (X)

Check the appropriate box:

( )   Preliminary Proxy Statement

( )   Definitive Proxy Statement

(X)   Definitive Additional Materials

( )   Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                   Santa Fe Pacific Corporation
        Name of Registrant as Specified In Its Charter

                   Union Pacific Corporation
        (Names of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

( )   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
      14a-6(i)(2).

( )   $500 per each party to the controversy pursuant to Exchange
      Act Rule 14a-6(i)(3).

( )   Fee computed on table below per Exchange Act Rules 14a-
      6(i)(4) and 0-11.

(X) Check box if any party of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount Previously Paid:  $125 on October 13, 1994
      (2)  Form, Schedule or Registration Statement No.: Schedule 14A
      (3)  Filing Party: Same as above
      (4)  Date Filed: October 13, 1994


                   TO ALL SANTA FE PACIFIC SHAREHOLDERS:

                              Union Pacific's
                            Fast Track  Proposal

                           Check It For Yourself

   BURLINGTON NORTHERN                            UNION PACIFIC PROPOSAL
  MERGER WITH SANTA FE                                 TO NEGOTIATE
                                                  ACQUISITION OF SANTA FE
___________________________                     ___________________________
  None                  ( )        CASH         $17.50 per share in     (X)
                                                cash tender offer
                                                for approximately
                                                57% of all shares
                                                (with remaining 43%
                                                of shares receiving
                                                Union Pacific
                                                common stock in
                                                second-step
                                                merger).[1]
__________________________                      ___________________________
  ICC approval could   ( )         TIMING       Cash tender offer       (X)
  be 1 1/2 to 2 1/2 years                       could be completed
  away.                                         before the end of
                                                next month.
                                                Second-step merger
                                                could take place
                                                just a few months
                                                later.
__________________________                      ____________________________
  $16.19 per Santa Fe  ( ) TOTAL CONSIDERATION  Total Consideration     (X)
  share in Burlington      (based on closing    (cash tender offer
  Northern common          market prices on     and second-step
  stock.                   November 11, 1994)   merger) per Santa
                                                Fe share represents
                                                a premium to
                                                consideration
                                                offered in
                                                Burlington Northern
                                                merger.
__________________________                      ___________________________
  $0.41 per Santa Fe   ( ) DIVIDENDS            $0.61 per Santa Fe      (X)
  share.                   (indicated annual    share that would be
                           dividend rate on per acquired in second-
                           share equivalent     step merger.
                           basis)[2]
__________________________                      ____________________________
  Santa Fe shareholders( ) LEAST RISK TO        No risk to Santa Fe      (X)
  bear entire risk.        SANTA FE             shareholders of ICC
  Without ICC approval,    SHAREHOLDERS         approval of Union Pacific/
  Santa Fe shareholders    of ICC approval of   Santa Fe combination.[3]
  get nothing from         combination with
  Burlington Northern.     Burlington Northern
                           or Union Pacific
__________________________                      ____________________________
  No                   ( ) VOTING TRUST         Yes                      (X)
__________________________                      ____________________________

Union Pacific's proposal and cash tender offer are conditioned on the Burlington Northern merger NOT being approved by Santa Fe Shareholders and on Santa Fe and Union Pacific entering into a negotiated Merger Agreement.

IF SANTA FE SHAREHOLDERS APPROVE THE BURLINGTON NORTHERN MERGER, UNION PACIFIC WILL WITHDRAW ITS PROPOSAL AND TERMINATE THE CASH TENDER OFFER.

                  Vote AGAINST The Burlington Northern merger
                Sign, date, and return the GOLD proxy card today.

                          [logo]  Union Pacific
                                  Corporation

NOVEMBER 12, 1994


IF YOU NEED ASSISTANCE OR INFORMATION PLEASE CALL OUR SOLICITOR: MORROW & CO., INC. AT (800) 662-5200.

SEE REVERSE SIDE FOR FOOTNOTES AND CERTAIN OTHER INFORMATION.

                                   Footnotes

          1. Based on Union Pacific's closing market price on November 8, 1994 (the last trading day before Union Pacific's proposal was publicly announced), the value of the consideration in the second step merger would be equivalent to the tender offer price. Because of fluctuations in the market value of Union Pacific common stock, based on Union Pacific's closing market price on November 11, 1994, the value of the consideration in the second-step merger would be less than the tender offer price.

          2. Santa Fe shareholders would not receive dividends with respect to shares which, pursuant to the Union Pacific proposal, would be acquired in the cash tender offer. The indicated annual dividend rate on a per share equivalent basis is determined by multiplying (i) the current annual dividend rate on shares of common stock of Union Pacific or Burlington Northern, as the case may be, by (ii) the applicable exchange ratio. There can be no assurance that Burlington Northern or Union Pacific will continue to pay dividends at rates currently in effect or will pay any dividend in the future.

          3. Union Pacific is requesting the Staff of the Interstate Commerce Commission ("ICC") to provide an informal, non-binding opinion to the effect that the ICC approves the use of a Voting Trust by Union Pacific without the imposition of any conditions unacceptable to Union Pacific. Receipt of such opinion is a condition of Union Pacific's revised proposal and of the cash tender offer. Union Pacific believes it will obtain such approval from the Staff of the ICC.

                                   __________

Union Pacific's revised proposal is subject, among other things, to termination of the Burlington Northern / Santa Fe merger agreement in accordance with its terms, negotiation of a mutually satisfactory merger agreement with Santa Fe in accordance with the terms of Santa Fe's existing merger agreement with Burlington Northern and approval of the respective Boards of Directors of Santa Fe and Union Pacific. A vote of stockholders of Santa Fe and Union Pacific is not required in order to consummate the cash tender offer. Approval of Santa Fe stockholders (but not Union Pacific stockholders) is required in order to consummate the second-step merger. The revised Union Pacific proposal is not subject to approval of the Interstate Commerce Commission (other than as referred to in footnote 3 above), a due diligence condition or financing. The Burlington Northern / Santa Fe merger agreement is subject to approval of the Interstate Commerce Commission and the respective stockholders of Burlington Northern and Santa Fe. Because of fluctuations in the market value of Union Pacific common stock and Burlington Northern common stock, there can be no assurances as to the actual value that Santa Fe stockholders would receive pursuant to the second-step merger contemplated by the revised Union Pacific proposal or the Santa Fe/Burlington Northern merger.

This solicitation is neither an offer to sell nor a solicitation of offers to buy any securities which may be issued in any merger or similar business combination involving Union Pacific and Santa Fe. The issuance of such securities would have to be registered under the Securities Act of 1933 and such securities would be offered only by means of a prospectus complying with the requirements of such Act.

___________________________________________________________________________

                          [logo]  UNION PACIFIC
                                  CORPORATION

     INSTRUCTIONS FOR VOTING BY FEDERAL EXPRESS

     Dear Santa Fe Pacific Stockholder:

     Enclosed for your consideration is proxy material from Union Pacific Corporation in opposition to the proposed merger of Santa Fe Pacific Corporation and Burlington Northern Inc. being voted on at the Special Meeting of Stockholders scheduled to be held on November 18, 1994.

     If you wish to vote your shares by Federal Express, please follow the instructions below:

          1.   Sign and date your GOLD proxy card.

          2. Place the GOLD proxy card in the Federal Express return envelope provided and seal the envelope.

          3. Call 1-800-238-5355 for Federal Express package pick-up.

     If you have any questions or problems, please feel free to call our proxy solicitor, Morrow & Co., Inc., at 1-800-662-5200 (toll free).

     Sincerely,

     Union Pacific Corporation